As filed with the Securities and Exchange Commission on July 14, 2006

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________________

FORM S-3

___________________________________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________________________

NESTOR, INC.

(Exact name of registrant as specified in its charter)

____________________________________

Delaware (State or other jurisdiction of incorporation or organization)	13-3163744 (I.R.S. Employer Identification No.)

42 Oriental Street

Providence, Rhode Island 02908

(401) 274-5658

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

William B. Danzell

Chief Executive Officer

Nestor, Inc.

42 Oriental Street

Providence, Rhode Island 02908

(401) 274-5658

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:

Benjamin M. Alexander, Esq.

Vice President and General Counsel

Nestor, Inc.

42 Oriental Street

Providence, Rhode Island 02908

Telephone: (401) 274-5658, extension 738

Telecopy: (401) 274-5707

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $.01 par value per share	13,148,691	$3.175	$41,747,093.92	$4,466.94
(1)

Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq Global Market on July 13, 2006.

(3)	Calculated pursuant to Rule 457(c) based on an estimate of the proposed maximum aggregate offering price

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 14, 2006

PROSPECTUS

NESTOR, INC.

13,148,691 SHARES OF COMMON STOCK

This prospectus relates to resale by the selling stockholders listed in this prospectus of up to 13,148,691 shares of our common stock consisting of:

•

120% of the 7,930,560 shares issuable upon conversion of our senior secured convertible notes (the “secured notes”) issued in a private placement on May 25, 2006 at the initial conversion price of $3.60, or 9,516,672 shares;

•

120% of the 1,982,639 shares issuable upon the exercise of the warrants issued to purchasers of our secured notes (the “secured note warrants”) at the initial exercise price of $4.35, or 2,379,166 shares;

•

120% of the 247,830 shares issuable to Cowen & Co., LLC, the placement agent for the private placement of the secured notes, upon exercise of its secured note warrants at the initial exercise prices of $4.35 as to 198,264 shares and $3.60 as to 49,566 shares, or an aggregate of 297,396 shares;

•

100% of the shares issuable upon conversion of our 5% convertible notes (the “5% notes”) originally issued in a private placement in November 2004 and amended and restated in connection with the issuance of our secured notes at a conversion price of $3.60, or 791,663 shares; and

•

100% of the shares issuable upon exercise of the warrants issued to holders of our 5% notes (the “5% warrants”) in connection with the issuance of our secured notes at the exercise price of $4.35, or 163,794 shares.

Our common stock is traded on the Nasdaq Global Market under the symbol "NEST." The last reported sale price for our common stock on the Nasdaq Global Market on July 13, 2006 was $3.10 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 for a discussion of the risks associated with our business.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________ ___, 2006 .

Nestor, Inc.’s executive offices are located at 42 Oriental Street, Providence, Rhode Island 02908, our telephone number is (401) 274-5658 and our Internet address is http://www.nestor.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to “Nestor,” “we,” “us,” and “our” refer to Nestor, Inc. and its subsidiaries and references to “NTS” refer to our subsidiary Nestor Traffic Systems, Inc. and its subsidiary.

Nestor, Nestor Traffic Systems, and CrossingGuard are registered trademarks of ours.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. Each selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Nestor, Inc.

Through our wholly owned subsidiary, Nestor Traffic Systems, Inc., we are a leading provider of innovative, automated traffic enforcement systems and services to state and local governments throughout the United States. We are the only provider of both a fully video-based automated red light enforcement system and a multi-lane, bi-directional scanning light detection and ranging, or LiDAR, speed enforcement system. CrossingGuard, our red light enforcement product, uses our patented image processing technology to predict and record the occurrence of a red light violation, and manages the process of issuing and processing a citation. Poliscan, our speed enforcement product, uses technology developed by Vitronic GmbH. We have exclusive distribution rights to Poliscan in North America through February 2010, subject to meeting certain volume minimums. By coupling CrossingGuard and Poliscan equipment with Citation Composer, our proprietary citation preparation and processing software, we are able to provide fully integrated, turnkey red light and speed enforcement solutions.

CrossingGuard is an automated, video-based monitoring system that predicts and records the occurrence of a red light violation. The system includes our patented collision avoidance technology that anticipates expected violations and can be used to extend the red light phase for cross traffic, preventing collisions between violators and vehicles in the cross traffic. CrossingGuard simultaneously records multiple views of the violation sequence, including close-ups of the vehicle and the license plate, and transmits video evidence electronically to the police department, which reviews the violation and approves the issuance of a citation. Our technology captures over 200 images of each red light violation, which combined with our patented synchronized playback capability, enables us to provide a superior evidence package, resulting in a court dismissal rate of less than 1%.

Poliscan is an automated system for digital speed detection and recording. Poliscan simultaneously captures multiple vehicles in multiple lanes and in bi-directional traffic, a distinct advantage over traditional radar or LiDAR systems limited to one lane, one direction or one car at a time. The laser-based system scans a 45-degree arc 100 times per second, recording the speed, vehicle classification, and distance between vehicles, to create a three-dimensional image of all vehicles in the coverage area. The system uses a high-resolution digital camera for documentation of the speeding violation, including pictures of the license plate, an overview picture specifically identifying the speeding vehicle, and a photo of the driver where required.

We provide back office processing services for CrossingGuard and Poliscan roadside systems using our proprietary software solution called Citation Composer. These processing services include obtaining data from the roadside systems, reviewing the data, preparing the citations and evidence packages and tracking final resolution of the citations.

We generate recurring revenue through contracts with government entities that provide for equipment lease and services on a fixed monthly and/or per citation fee basis. As of March 31, 2006, we were generating revenue from 175 CrossingGuard-equipped approaches in 30 municipalities in seven states and one Canadian province, and six Poliscan speed units. As of that date, our active contracts with state and local governments (including the City of Los Angeles) authorize the installation of CrossingGuard at up to an additional 188 approaches and three additional Poliscan speed units.

Corporate Information

Our executive offices are located at 42 Oriental Street, Providence, Rhode Island 02908-2020, our telephone number is (401) 274-5658 and our Internet address is http://www.nestor.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.

THE OFFERING

Common stock offered by selling stockholders	13,148,691 shares
Use of proceeds	Nestor will not receive any proceeds from the sale of shares in this offering.
Nasdaq Global Market symbol	NEST

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

We have a history of losses and expect to incur losses in the future.

We have a history of net losses. For the years ended December 31, 2005, 2004, and 2003, our net losses have been approximately $6.8 million, $6.2 million, and $5.3 million, respectively. For the quarter ended March 31, 2006, our net loss was approximately $3.5 million. As of March 31, 2006, we had an accumulated deficit of $64.5 million. We expect to incur continuing losses for the foreseeable future due to significant marketing, product delivery, engineering and general and administrative expenses, and those losses could be substantial. We will need to generate significantly higher revenue, or reduce costs, to achieve profitability, which we may be unable to do. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

We have substantial indebtedness.

As a result of the May 2006 offering of $28.55 million of secured notes due May 2011, we have substantial indebtedness and we are highly leveraged. As of June 30, 2006, we have total indebtedness of approximately $31.4 million. Our substantial indebtedness may limit our strategic operating flexibility and our capacity to meet competitive pressures and withstand adverse economic conditions. In addition, our secured notes contain restrictive covenants which, among other things, limit our ability to borrow additional funds, repay indebtedness, including the secured notes, before maturity or grant security interests on our assets. Under the terms of the secured notes, we will be unable to refinance our existing debt on more favorable terms.

Our substantial indebtedness could have significant adverse consequences, including:

•

requiring us to dedicate a substantial portion of the net proceeds of the debt and any cash flow from operations to the payment of interest, and potentially principal, on our indebtedness, thereby reducing the availability of such proceeds and cash flow to fund working capital, capital expenditures or other general corporate purposes.

•	increasing our vulnerability to general adverse economic and industry conditions,
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and
•	placing us at a disadvantage compared to our competitors with less debt and competitors that have better access to capital resources.

Furthermore, in order to repay our indebtedness at maturity, including the secured notes, we will need to refinance all or a portion of that indebtedness. There can be no assurance that we will be able to effect any such refinancing on commercially reasonable terms or at all.

Our debt service costs exceed our current operating cash flow.

For the quarter ended March 31, 2006, and each of our prior fiscal years, we had negative operating cash flow, and we expect to continue to incur negative operating cash flow in future periods. Our ability to make scheduled payments of interest or principal, if any, on our indebtedness, including the secured notes, or to fund planned capital expenditures, will depend on our future performance, which, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. There can be no assurance that future revenue growth will be realized or that our business will generate sufficient cash flow from operations to enable us to service our indebtedness or to fund our other liquidity needs.

A substantial portion of our debt is subject to redemption at the holder’s option prior to maturity.

The holders of our secured notes have the right to require us to redeem up to $5.7 million of notes until December 2006. In addition, the secured note holders have the right to require us to redeem all or any portion of those notes on May 25, 2009, unless our consolidated EBITDA (defined as earnings before interest, taxes, depreciation and amortization, any derivative instrument gain or loss or any employee stock option expense under SFAS 123R, “Share-Based Payment”) for 2008 exceeds $14.0 million. The terms of our secured notes do not permit us to refinance those notes or to borrow to redeem the notes prior to maturity. Thus, our ability to redeem the secured notes if tendered will depend upon our operating performance as well as prevailing economic and market conditions and other factors beyond our control. Failure to redeem properly tendered notes would constitute an event of default, which, if not cured or waived, could have a material adverse effect on our financial condition, and thus, the value of our common stock.

If our financial performance doesn’t improve, our interest costs will increase.

The interest rate on our secured notes is subject to a 2% increase if we fail to achieve EBITDA (defined as earnings before interest, taxes, depreciation and amortization, any derivative instrument gain or loss or any employee stock option expense under SFAS 123R, “Share-Based Payment ) of at least $1.25 million for our fiscal quarter ending June 30, 2007. For the quarter ended March 31, 2006, EBITDA as so calculated was negative $1.7 million. There is no assurance that we will be able to achieve $1.25 million of EBITDA by the second quarter of fiscal 2007, which would result in a material increase in our fixed interest expense and could adversely affect our results of operations and financial condition.

We have granted a lien on substantially all of our assets.

Our obligations under the secured notes are secured by substantially all of our assets and substantially all of the assets of our principal subsidiaries, except as to contracts we enter into after October 1, 2006 and all assets related thereto. Upon an event of default under the secured notes, these lenders could elect to declare all amounts outstanding, together with accrued and unpaid interest thereon, to be immediately due and payable. If we were unable to repay those amounts, such lenders will have a first claim on our assets and the assets of our subsidiaries. If these creditors should attempt to foreclose on their collateral, it is unlikely that there would be any assets remaining after repayment in full of such secured indebtedness and our financial condition and, thus, the value of our common stock, would be materially adversely affected.

We may need additional financing, which may be difficult or impossible to obtain and may restrict our operations and dilute stockholder ownership interest.

At June 30, 2006, we had approximately $31.4 million of outstanding debt, at par value. We may need to raise additional funds in the future to fund our operations, deliver our products, expand or enhance our products and services, finance acquisitions and respond to competitive pressures or perceived opportunities. Because the nature of our operations requires us to bear all the up-front costs of deploying our technology, additional funds may be crucial to our continuing operations. We cannot provide any assurance that additional financing will be available on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, our business and results of operations may suffer.

Our outstanding debt contains restrictive covenants that limit our ability to raise additional funds through debt financings. As a result of these restrictions, any additional debt must be for the sole purpose of financing the design, engineering, installation, construction, configuring, maintenance, or operation or improvement of property or equipment at customer sites pursuant to customer contracts entered into after October 1, 2006 and will not be available to fund general overhead expenses. If we raise additional funds through a debt financing, the terms and conditions of the debt financing may result in further restrictions on our operations or require that we grant a security interest in some or all of the assets related to the customer contracts toward which such financing would be applied. Any debt that we incur would increase our leverage and could exacerbate the negative consequences described above under “— We have substantial indebtedness.”

Additionally, we could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

Our outstanding debt consists of convertible notes which contain anti-dilution provisions which would lower the conversion price if we were to issue equity for a price less than the conversion price. We also have outstanding warrants to purchase our common stock which contain anti-dilution provisions which would lower the exercise price and increase the number of shares issuable upon exercise if we were to issue equity for a price less than the exercise price. If we raise additional funds by issuing equity securities, further dilution to our then-existing stockholders will result and the terms of the financing may adversely affect the holdings or the rights of such stockholders.

Substantially all of our current revenue is from a single product and related services.

Currently, substantially all of our revenue is from our red light enforcement systems and services. While we have recently begun to deploy the speed enforcement products, there can be no assurance that we will be able to generate significant revenue from this product or that we will be able to develop other sources of revenue. Because our revenue depends substantially on a single product, any decrease in the market share held by CrossingGuard, unless offset by other revenue sources, would have a substantial adverse effect on our business, financial condition and results of operations. If we fail to meet our expectations for the growth in sales of CrossingGuard and Poliscan or if we are not able to expand our speed enforcement business or develop other sources of revenue, we will not be able to generate the significantly higher revenue that we believe we must generate to achieve profitability.

We have limited experience in the speed enforcement market.

We have limited experience in the speed enforcement market. Currently, we are only party to two speed enforcement contracts, one of which is a pilot program that we expect will run through the end of the current school year, and thereafter be replaced by a longer term program with a vendor selected through an RFP. There can be no assurance that we will obtain additional speed enforcement contracts. Furthermore, since we have only limited experience in deploying the Poliscan automated enforcement system, we cannot assure you that this product will be profitable, new customers will be obtained, or that any revenue from the sale of these systems will be sustainable.

We may not maintain our rights to market Poliscan.

Under our contract with Vitronic, if we fail to purchase specific volumes during each year of the contract beginning with the twelve months ended June 30, 2006, Vitronic can elect to terminate our exclusivity or the entire contract. Although we met the volume requirements for the twelve months ended June 30, 2006, there can be no assurance that we will meet the performance targets under the contract in the future. Because the growth of our speed business, namely the increased deployment of Poliscan systems, is a key component of our growth strategy, the termination of the Vitronic contract would adversely affect our business and results of operations.

Our financial condition and results of operations may be adversely affected if we are unable to secure and maintain future contracts with government entities.

Contracts with government entities account for essentially all of our revenue. The majority of these contracts may be terminated at any time on short notice with limited penalties. Accordingly, we might fail to derive any revenue from sales to government entities in any given future period. If government entities fail to renew or if they terminate any of these contracts, it would adversely affect our business and results of operations. Our existing contracts typically authorize the installation of our products at a specified number of approaches. As of March 31, 2006, our active contracts with state and local governments authorized the installation of CrossingGuard at up to an additional 188 approaches and three Poliscan speed units. In many cases, we cannot proceed with these installations until the sites have been approved by the contracting entities, which can be a lengthy process. In those cases, if government entities fail to approve sites, we will not be able to deliver products and services or generate revenue associated therewith. We cannot assure you that all approaches under contract will ultimately be installed.

We face substantial competition and may not be able to compete successfully.

Many other companies offer products that directly compete with CrossingGuard and our speed products. Many of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do and may be able to bring new technologies to market before we are able to do so. Some of our competitors may have a competitive advantage because of their size, market share, legacy customer relationships, enhanced driver imaging, additional products offered and/or citation-processing experience. Current and potential competitors may establish cooperative relationships with one another or with third parties to compete more effectively against us. One of our competitors, Affiliated Computer Services, Inc. (ACS), offers state and local governments solutions to a wide variety of data processing issues, has the greatest number of red light camera systems installed, and may have a competitive advantage because of the scope of its relationship with, and the volume of transactions it conducts for, a particular government. It is also possible that new competitors may emerge and acquire market share. Additionally, if we are not successful in protecting our patents, we could lose a competitive advantage. We cannot assure you that we will be able to compete successfully with our competitors. Failure to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

The failure of governments to authorize or maintain automated traffic enforcement may hinder our growth and harm our business.

Currently, 23 states and the District of Columbia either authorize some use of automated red light enforcement or allow municipalities to elect to do so under “home rule” laws, whereby the authority to act in local affairs is transferred from the state to local counties and municipalities through a local home rule charter. It is uncertain at this time which additional states, if any, will allow the use of automated red light enforcement or if there will be other changes in the states that currently allow the practice. If additional states do not authorize the use of automated red light enforcement, our opportunities to generate additional revenue from the sale of CrossingGuard systems and related services will be limited.

Additionally, some states that had previously authorized some use of automated red light enforcement could fail to maintain such authorization. For example, last year the Virginia General Assembly declined to extend authorization for automated red light enforcement beyond the sunset date of June 30, 2005 in the enabling legislation. We had two revenue-producing red light enforcement contracts with municipalities in Virginia. We anticipate no material revenues from the 14 approaches covered by these contracts unless there is a change in Virginia law. It is possible that other states or municipalities could prohibit the use of red light enforcement systems in the future, which could adversely affect our business, financial condition and results of operations.

The market for automated speed enforcement products in the United States is very limited. Ten states and the District of Columbia either authorize some use of automated speed enforcement or allow municipalities to elect to do so under “home rule” laws. Some of these states authorize automated speed enforcement only in limited circumstances such as school or work zones. If additional states do not authorize automated speed enforcement, our opportunities to generate additional revenue from the sale of automated speed enforcement systems and related services will be limited.

We could be subject to differing and inconsistent laws and regulations with respect to our products. If that were to happen, we may find it necessary to eliminate, modify or cancel components of our services that could result in additional development costs and the possible loss of revenue. Future legislative changes or other changes in the laws of states authorizing automated red light or speed enforcement in the administration of traffic enforcement programs could have an adverse effect on our business, financial condition and results of operations.

In states in which municipalities or counties are allowed to use automated enforcement under home rule laws, those municipalities or counties must act in accordance with state law in exercising that authority. The failure to act in accordance with state law would subject its automated enforcement program to legal challenge, which, if successful, could invalidate the program. As a result, we could lose our contract with that municipality or county and be required to refund revenue from that program.

Our products might not achieve market acceptance, which could adversely affect our growth.

The market for our products is still emerging. The rate at which state and local government bodies have accepted automated enforcement programs has varied significantly by locale. We expect to continue to experience variations in the degree to which these programs are accepted. Our ability to grow will depend on the extent to which our potential customers accept our products. This acceptance may be limited by:

•	The failure of states to adopt or maintain legislation enabling the use of automated traffic enforcement systems;
•	The failure of prospective customers to conclude that our products are valuable and should be used;
•	The reluctance of our prospective customers to replace their existing solutions with our products;
•	Marketing efforts of our competitors; and
•	The emergence of new technologies that could cause our products to be less competitive or obsolete.

Because automated traffic enforcement in the United States is still in an early stage of development, we cannot accurately predict how large the market will become, and we have limited insight into trends that may emerge and affect our business. For example, without knowing how commonplace automated enforcement will become, we may have difficulties in predicting the competitive environment that will develop.

Our speed products are not certified by the International Association of Chiefs of Police.

Potential customers may require or prefer IACP certification of automated speed enforcement equipment. Were a potential customer to require or prefer IACP certification, we would or could lose that potential customer, which would have a material adverse effect on our business, financial condition and results of operations.

Concerns about privacy rights and negative publicity regarding our industry could slow acceptance of our products.

Various advocacy groups and some politicians have expressed concerns that automated traffic enforcement products infringe individual privacy and due process rights. Such concerns can delay the acceptance of our products and result in legal challenges that impede implementation of our traffic enforcement systems. Our business is more vulnerable to these types of challenges because the automated traffic enforcement industry is emerging. Furthermore, in the event of adverse publicity, whether directed at us or our competitors’ products, due to processing errors or other system failures, the automated traffic enforcement industry could suffer as a whole, which would have a material adverse effect on our business, financial condition and results of operations.

Concentration of our processing operations in one location exposes us to potential business interruption in the event of a natural disaster.

We maintain substantially all of our operations, including all of our red light and speed enforcement equipment, at our Providence, Rhode Island headquarters. A disruption of our operations for any reason, including theft, government intervention or a natural disaster such as fire, earthquake, flood or other casualty could cause us to limit or cease our operations, which would have a material adverse effect on our business, financial condition and results of operation. Although we maintain business interruption insurance to cover natural disasters, no assurance can be given that such insurance will continue to be available to us on commercially reasonable terms, if at all, or that such insurance would be sufficient to compensate us for damages resulting from such casualty. In addition, no assurance can be given that an interruption in our operations would not result in permanent loss of significant customers, which would have a material adverse effect on our business, financial condition and results of operation.

Our financial results will depend significantly on our ability to continually develop our products and technologies.

Our financial performance will depend to a significant extent on our ability to successfully develop and enhance our products. We must successfully identify product and service opportunities, and develop and bring our products and technologies to market in a timely manner. The success of our product introductions will depend on several factors, including:

•	Proper product definition;
•	Timely completion and introduction of enhanced product designs;
•	The ability of subcontractors and component manufacturers to effectively design and implement the manufacture of new or enhanced products and technologies;
•	The quality of our products and technologies;
•	Product and technology performance as compared to competitors’ products and technologies;
•	Market acceptance of our products; and
•	Competitive pricing of products, services and technologies.

We have in the past experienced delays in completing the development or the introduction of new products. Our failure to successfully develop and introduce new or enhanced products and technologies or to achieve market acceptance for such products and technologies may materially harm our business and results of operations.

Fluctuations in our results of operations make it difficult to predict our future performance and may result in volatility in the market price of our common stock.

Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. We may incur significant expenses in anticipation of revenue, which may not materialize and we may not be able to reduce spending quickly if our revenue is lower than expected. In addition, our ability to forecast revenue, particularly with respect to our new speed products, is limited. As a result, our operating results are volatile and difficult to predict and you should not rely on the results of one quarter as an indication of future performance. Factors that may cause our operating results to fluctuate include the risks discussed in this section as well as:

•	Costs related to customization of our products and services;
•	Announcements or introductions of new products and services by our competitors;
•	The failure of additional states to adopt or maintain legislation enabling the use of automated traffic enforcement systems;
•	Determinations by state and local government bodies to utilize our equipment without the additional processing services we provide;

•	Software defects and other product quality problems;
•	A shift towards fixed rate, as opposed to per ticket, compensation arrangements for our speed products, which could adversely affect revenues;
•	The discretionary nature of our customers’ internal evaluation, approval and order processes;
•	The varying size, timing and contractual terms of orders for our products and services; and
•	The mix of revenue from our products and services.

Our sales cycles vary significantly, making it difficult to plan our expenses and forecast our results.

Our sales cycles typically range from several months to over a year. Accordingly, it is difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential customers and the installation of our products, the use of our services and our generation of revenue, if any, varies due to several factors, including:

•	The complex nature of our products and services;
•	Political or legal challenges to legislation authorizing the use of automated traffic enforcement systems;
•

The novelty of automated traffic enforcement in many jurisdictions and a lack of familiarity with automated traffic enforcement systems on the part of legislative, executive and judicial bodies and the public;

•	The selection, award and contracting processes at municipalities and other government entities, including protests by other bidders with respect to competitive awards;
•	Our customers’ internal evaluation, approval and order processes;
•	The site evaluation and analysis process; and
•	Our customers’ delays in issuing requests for proposals or in awarding contracts because of announcements or planned introductions of new products or services by our competitors.

Any delay or failure to complete sales in a particular quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue would likely be recognized. If our sales cycles unexpectedly lengthen in general or for one or more large customers, it would delay our generation of the related revenue. If we were to experience a delay of several weeks or longer on a large customer, it could harm our ability to meet our forecasts for a given quarter.

Our intellectual property might not be protectible, and if we fail to protect and preserve our intellectual property, we may lose an important competitive advantage.

We rely on a combination of copyright, trademark, patent and trade-secret laws, employee and third-party nondisclosure agreements and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. In addition, some of our competitors have been able to offer products with some similar features that do not infringe our patents. For example, during the past 18 months we initiated two patent infringement suits against competitors, Redflex Traffic Systems, Inc. and Transol USA, Inc., both of which have been dismissed without a finding of infringement. The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because some patent applications in the United States are not publicly disclosed until the patent is issued or 18 months after the filing date, applications may exist that would relate to our products and are not publicly accessible. Moreover, a patent search has not been performed in an attempt to identify patents applicable to our business and, even if such a search were conducted, all patents applicable to the business might not be located. If we are unable to protect our proprietary rights, we may lose an important competitive advantage, and our business, financial condition and results of operations could suffer.

We are at risk of claims that our products or services infringe the proprietary rights of others.

Given our ongoing efforts to develop and market new technologies and products, we may from time to time be served with claims from third parties asserting that our products or technologies infringe their intellectual property rights. If, as a result of any claims, we were precluded from using technologies or intellectual property rights, licenses to the disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, or at all, which could restrict our ability to sell our products and services. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense and divert the efforts of our technical and management personnel from productive tasks, whether or not litigation is resolved in our favor. An adverse ruling in any litigation might require us to pay substantial damages, to discontinue our use and sale of infringing products and to expend significant resources in order to develop non-infringing technology or obtain licenses for our infringing technology. A court might also invalidate our patents, trademarks or other proprietary rights. A successful claim against us, coupled with our failure to develop or license a substitute technology, could cause our business, financial condition and results of operations to be materially adversely affected. As the number of software products increase and the functionality of these products further overlaps, we believe that our risk of infringement claims will increase.

If we are unable to safeguard the integrity, security and privacy of our data or our customers’ data, our revenue may decline, our business could be disrupted and we may be sued.

We need to preserve and protect our data and our customers’ data against loss, corruption and misappropriation caused by system failures and unauthorized access. We could be subject to liability claims by individuals, whose data resides in our databases, for misuse of personal information. These claims could result in costly litigation. A party who is able to circumvent our security measures could misappropriate or destroy proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against systems failures, security breaches or to alleviate problems caused by any failures or breaches. Any failure that causes the loss or corruption of, or unauthorized access to, this data could reduce customer satisfaction, expose us to liability and, if significant, could cause our revenue to decline and our expenses to increase.

We may be subject to product liability claims that could result in costly and time-consuming litigation.

Although our customer contracts typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Any product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly, and potential liabilities could exceed our available insurance coverage, which could have an adverse effect on our financial condition and results of operations.

The failure of our suppliers to deliver components, equipment and materials in sufficient quantities and in a timely manner could adversely affect our business.

Our business employs a wide variety of components, equipment and materials from a limited number of suppliers. To date, we have found that the components, equipment and materials necessary for the development, testing, production and delivery of our products and services have sometimes not been available in the quantities or at the times we have required. Our failure to procure components, equipment and materials in particular quantities or at a particular time may result in delays in meeting our customers’ needs, which could have a negative effect on customer satisfaction and on our business, financial condition and results of operations.

If we lose our key personnel or are unable to attract and retain additional personnel, our operations could be disrupted and our business could be harmed.

We believe that the hiring and retaining of qualified individuals at all levels in our organization will be essential to our ability to sustain and manage growth successfully. Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which may limit the rate at which we can develop products and generate sales. We will be particularly dependent on the efforts and abilities of our senior management personnel. The departure of any of our senior management members or other key personnel could harm our business.

We may make acquisitions, which could divert management’s attention, cause ownership dilution to our stockholders and be difficult to integrate.

We may seek to expand our operations through the acquisition of complementary businesses. Our future growth may depend, in part, upon the continued success of our acquisitions. Acquisitions involve many risks, which could have a material adverse effect on our business, financial condition and results of operations, including:

•	Acquired businesses may not achieve anticipated revenues, earnings or cash flow;
•

Integration of acquired businesses and technologies may not be successful and we may not realize anticipated economic, operational and other benefits in a timely manner, particularly if we acquire a business in a market in which we have limited or no current expertise or with a corporate culture different from ours;

•	Potential dilutive effect on our stockholders from the issuance of common stock as consideration for acquisitions;
•	Adverse effect on net income from impairment charges related to goodwill and other intangible assets, and other acquisition-related charges, costs and expenses effects on net income;
•

Competing with other companies, many of which have greater financial and other resources, to acquire attractive companies, making it more difficult to acquire suitable companies on acceptable terms or at all; and

•	Disruption of our existing business, distraction of management, diversion of other resources and difficulty in maintaining our current business standards, controls and procedures.

Risks Related to Our Common Stock

Our common stock price is volatile and may decline in the future.

The market price of our common stock has fluctuated significantly and may be affected by our operating results, changes in our business, changes in the industry in which we conduct business, and general market and economic conditions that are beyond our control. In addition, the stock market in general has recently experienced extreme price and volume fluctuations. These fluctuations have affected stock prices of many companies without regard to their specific operating performance. These market fluctuations may make it difficult for stockholders to sell their shares at a price equal to or above the price at which the shares were purchased. In addition, if our results of operations are below the expectations of market analysts and investors, the market price of our common stock could be adversely affected.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that could adversely affect common stockholders.

Under our certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, of which 180,000 shares are issued and outstanding, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any additional preferred stock to be issued, the rights of the holders of our common stock could be adversely affected. The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue additional shares of preferred stock.

Our President and Chief Executive Officer beneficially owns a significant amount of our common stock and, accordingly, exercises significant control over our business and affairs, including the approval of change in control transactions.

As of July 10, 2006, our President and Chief Executive Officer beneficially owns approximately 50.2% of our common stock, which includes shares of common stock held by Silver Star Partners I, LLC, of which he serves as the managing director. Based on the number of shares of common stock outstanding as of July 10, 2006, our President and Chief Executive Officer will be able to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, or impeding a merger, consolidation, takeover or business combination even if the transaction might be beneficial to our stockholders.

In addition, Section 203 of the General Corporation Law of the State of Delaware restricts business combinations with any “interested stockholder” as defined by the statute. The statute may have the effect of delaying, deferring or preventing a change in control of our company.

We have not paid, and do not intend to pay, dividends and therefore, unless our common stock appreciates in value, our investors may not benefit from holding our common stock.

We have not paid any cash dividends since inception. We intend on retaining any future earnings to support the development and expansion of our business, and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the basis that these investors have in their shares.

We have a significant number of options, warrants and convertible securities outstanding, which could result in substantial dilution to the purchasers of shares in this offering.

As of July 10, 2006, we have issued and outstanding warrants and options to purchase up to approximately 5,697,479 shares of our common stock, preferred stock convertible into 18,000 shares of our common stock and debt convertible into approximately 8,722,223 shares of our common stock. The exercise of those warrants and options and conversion of convertible securities may dilute the interests of all stockholders. Furthermore, the documents governing our convertible debt have anti-dilution provisions, pursuant to which the conversion price is reduced if we sell common stock at a price below the conversion price, which is now $3.60 per share. In addition, some of our warrants contain anti-dilution provisions that would lower the exercise price and increase the number of shares issuable upon exercise if we sell stock at a price below $4.35. Possible future resale of common stock issuable from such warrants and options or conversion of such convertible securities could adversely affect the prevailing market price of our common stock.

The price of our common stock may decline because a substantial amount of our common stock is available for trading in the public market.

Availability of shares of our common stock could depress the price of our common stock. A substantial amount of common stock is available for trading in the public market. This amount of stock in the market may cause the price of our common stock to decline. In addition, if our stockholders sell substantial amounts of our common stock in the public markets, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity-related securities at a time and price that we would deem appropriate. We also have issued options, warrants and convertible securities that can be exercised for, or converted to, shares of common stock, many of which would be freely tradable without restrictions or further registration under the Securities Act.

There were approximately 20,365,916 shares of our common stock outstanding as of July 10, 2006, of which approximately 9,308,490 shares were freely tradable without restrictions or further registration under the Securities Act, unless held by our “affiliates” as that term is used in the Securities Act and the rules and regulations thereunder. Silver Star Partners I, LLC, our principal stockholder, has the right to require us to register under the Securities Act the resale of all 9,836,430 shares of common stock that it owns, as soon as practicable after Silver Star requests that registration, of which 220,589 were registered on our registration statement on Form S-3 filed on June 26, 2006.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus.

The selling stockholders will pay any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

PRIVATE PLACEMENT OF NOTES AND WARRANTS

On May 25, 2006 (the “closing date”), we consummated a private placement transaction in which we issued units consisting of our secured notes and secured note warrants to purchase 1,982,639 shares of our common stock to several institutional and accredited investors (the “holders”) for an aggregate $28.55 million (the “transaction”). In connection with, and as part of, the transaction, we also issued 5% warrants to purchase 163,794 shares of common stock to holders of our existing, 5% notes and warrants to purchase 247,830 shares of common stock to Cowen & Co., LLC, the placement agent for the transaction (the “Cowen warrants”).

The secured notes, which rank pari passu with the 5% notes, accrue interest at 7% per annum, subject to adjustment. Accrued interest is payable quarterly in arrears, and our obligations under the secured notes and secured note warrants are secured by an irrevocable letter of credit in the amount of $3,997,000. The secured notes have a five-year term and are convertible into shares of common stock at an initial conversion price of $3.60 per share. The conversion price is subject to full ratchet anti-dilution protection for equity issuances within three years and weighted-average anti-dilution protection thereafter in addition to other customary adjustment events. At the initial conversion price, the secured notes are convertible into 7,930,560 shares of common stock. The secured notes contain certain restrictive covenants and various protective provisions for the benefit of holders of the secured notes, including redemption rights and other privileges, all of which are described in more detail in the section entitled “Terms of the Transaction” below.

The secured note warrants have a five-year term and are exercisable at an initial exercise price of $4.35, subject to weighted average anti-dilution protection for the life of the secured note warrants. The secured note warrants also allow for “cashless exercise” and provide for redemption in certain circumstances, described more fully in the section entitled “Terms of the Transaction” below. The 5% warrants have a three-year term and are also exercisable at $4.35, subject to adjustment in the case of mergers, consolidations and other corporate events. The Cowen warrants consist of five-year warrants to purchase 198,264 shares and 49,566 shares of common stock at exercise prices of $3.60 and $4.35, respectively. The Cowen warrants contain terms substantially identical to those of the secured note warrant.

Terms of the Transaction

General. On May 24, 2006, we entered into a securities purchase agreement (the “agreement”) with the holders and U.S. Bank National Association as collateral agent for the holders to sell $28.55 million of units consisting of the secured notes and the secured note warrants in a private placement pursuant to Regulation D under the Securities Act of 1933. The transaction closed, and the secured notes and the secured note warrants were issued, on May 25, 2006. In connection with the transaction, we entered into a registration rights agreement with the holders of the secured notes. At the closing, the company and certain of its wholly-owned subsidiaries entered into a borrower/subsidiary pledge agreement and a security agreement with a collateral agent, and certain of our wholly-owned subsidiaries executed a guaranty and suretyship agreement in favor of the collateral agent.

Secured Notes. The secured notes, which rank pari passu with our 5% notes, are secured by a first priority security interest in all corporate assets, except contracts entered into by us after October 1, 2006 and all assets related thereto and all proceeds thereof. Interest on the secured notes accrues at the rate of 7% per annum, subject to adjustment for certain changes in our consolidated EBITDA (defined as earnings before interest, taxes, depreciation and amortization, any derivative instrument gain or loss or any employee stock option expense under SFAS 123R, “Share-Based Payment”), as follows:

(a) if consolidated EBITDA as reported on our Quarterly Report on Form 10- Q (“Form 10-Q”) for the fiscal quarter ending June 30, 2007 is less than $1.25 million, the interest rate will increase to 9%, effective July 1, 2007;

(b) if consolidated EBITDA as reported on the Form 10-Q for the fiscal quarter ending June 30, 2007 is greater than $2.5 million, the interest rate will decrease to 5%, effective July 1, 2007; and

(c) if consolidated EBITDA for the year ended December 31, 2008 as reported on our Annual Report on Form 10-K (“Form 10-K”) for that period is greater than $14.0 million, the interest rate currently in effect at that time will decrease by 2%, effective January 1, 2009.

In no event will the interest rate be less than 5%. In the event of default on the secured notes, the interest rate will be 13.5% during the period of default. Accrued interest is payable quarterly in arrears, and our obligations under the secured notes and secured note warrants are secured by an irrevocable letter of credit in favor of the collateral agent in the amount of $3,997,000.

All outstanding principal and interest on the secured notes is due on May 25, 2011. The principal of the secured notes is convertible into our common stock at an initial conversion price of $3.60 per share. The conversion price is subject to anti-dilution protection as described in the section entitled “Anti-dilution Provisions of the Secured Notes and the Secured Note Warrants and Cowen Warrants” below. At the current conversion price, the secured notes are convertible into approximately 7,930,560 shares of common stock. The secured notes are also subject to limitations on beneficial ownership as described in the section entitled “Limitation on Beneficial Ownership” below.

The secured notes contain restrictive covenants which, among other things, restrict our ability to incur additional indebtedness, grant security interests on its assets or make distributions on or repurchase our common stock.

If a holder elects to convert its secured notes into shares of our common stock prior to May 25, 2009, or in the event of a “mandatory conversion” (defined below) by us prior to May 25, 2009, the secured note holder will receive a “make-whole” payment in cash equal to 21% of the face value of the secured notes so converted, less any interest paid (the “make-whole amount”). Beginning on May 25, 2008, if the average closing bid price of the common stock exceeds 165% of the conversion price for any 20 trading days during a 30 consecutive trading-day period, we can force conversion of the secured notes (a “mandatory conversion”), subject to certain notice and other requirements. The number of shares of common stock issuable to all secured note holders in such mandatory conversion cannot exceed the total daily trading volume of the common stock for the 20 consecutive trading days immediately preceding the conversion date. Furthermore, we can require a mandatory conversion only once in any 60 consecutive trading-day period.

The holders of the secured notes have the right to require us to redeem up to 20% of the outstanding principal by written notice to the company at least five trading days prior to December 29, 2006. In addition, the holders have the right to require us to redeem all or any portion of the outstanding balance of the secured notes on May 25, 2009, provided that this right will be forfeited if, among other things, our consolidated EBITDA for the twelve-month period ended December 31, 2008 as reported on our Form 10-K exceeds $14.0 million. The secured note holders also have the right to redeem some or all of their secured notes in the event of a change in control of the company (as defined in the secured notes) or an event of default under the secured notes.

The redemption price upon a change of control will vary depending upon the consideration being paid for the common stock in the change of control transaction and the date of such change of control. In the event of a change of control on or prior to May 25, 2009, the redemption price will be the greater of:

(1) 125% of the outstanding principal of the secured note plus any accrued and unpaid interest thereon and late charges; or

(2) either (x) if the consideration per share payable to the holders of common stock (the “consideration”) is equal to or greater than $6.00 (as adjusted for stock splits, stock dividends and similar events), the amount the holder would have received upon the change of control if the holder were to fully convert the secured note plus accrued and unpaid late charges and interest (the “equity value”) or (y) if the consideration is less than $6.00 (as adjusted for stock splits, stock dividends and similar events), 115% of the equity value.

In the event of a change of control after May 25, 2009, the redemption price will be the greater of:

(1) 110% of the outstanding principal of the secured note plus any accrued and unpaid interest thereon and late charges; or

(2) either (x) if the consideration is equal to or greater than $6.00 (as adjusted for stock splits, stock dividends and similar events), the equity value or (y) if the consideration is less than $6.00 (as adjusted for stock splits, stock dividends and similar events), 107.5% of the equity value.

In the event of an event of default, the redemption price will be equal to 110% of the sum of:

(1) any accrued and unpaid interest on the principal being redeemed, plus

(2) any accrued and unpaid late charges on such redeemed principal and interest, plus

(3) the greater of:

(A) the sum of (x) the redeemed amount and (y) the make-whole amount, and

(B) the product of (x) the then conversion rate (i.e., the redeemed amount divided by the conversion price) and (y) the highest closing sale price of the common stock during the period beginning on the date immediately preceding the event of default and ending on the date immediately preceding the payment of the redemption price.

An event of default can occur, when and as detailed in the secured notes and subject to various limitations, on:

•	the failure to file a registration statement pursuant to the registration rights agreement or its failure to be deemed or remain effective pursuant to the terms of the secured notes;

•	suspension from trading of the common stock;

•	failure to cure a conversion failure (as defined in the secured note) within the specified period of time;

•	failure to reserve, after stockholder approval, the required number of shares of common stock;

•	failure to pay any amounts when due under the secured notes;

•	breach of any third-party indebtedness in excess of $250,000;

•	an event involving a bankruptcy, insolvency, reorganization or liquidation, or certain judgments are assessed against us;

•	a breach of any representation, warranty, covenant or other material term of the transaction documents;

•	failure to remove a restrictive legend when required by the transaction documents; and

•	failure to list or the delisting of any registrable securities (as defined in the registration rights agreement).

Secured Note Warrants. In connection with the issuance of the secured notes, we issued warrants to the holders that are currently exercisable for an aggregate of 1,982,639 shares of common stock. The secured note warrants are exercisable at $4.35, subject to weighted average anti-dilution protection for the life of the warrants as further detailed in the section entitled “Anti-dilution Provisions of the Secured Notes and the Secured Note Warrants and Cowen Warrants” below, and expire on May 25, 2011. The secured note warrants are also subject to limitations on beneficial ownership as described in the section entitled “Limitation on Beneficial Ownership” below. In the event of a change of control, unless the closing sale price of the common stock on the first trading day immediately following the public announcement of the change of control exceeds $6.00 per share, the holder of a secured note warrant may require us to purchase all or any portion of such warrant (the “redeemed portion”) for cash at a price equal to the value of the redeemed portion of the secured note warrant determined using the Black-Scholes option pricing model. The secured note warrants also contain a “cashless exercise” provision.

Cowen Warrants. In connection with the issuance of the secured notes, we issued warrants to purchase common stock to Cowen & Co., LLC as partial consideration for its services as placement agent. The Cowen warrants are exercisable at $3.60 as to 198,264 shares and $4.35 as to 49,566 shares. The provisions of the Cowen warrants are substantially identical to those of the secured note warrants.

5% Warrants. $2.42 million of the net proceeds received in the transaction were used to repurchase approximately $2.35 million principal amount of our 5% notes (see the section entitled “5% Notes” below for additional information regarding the original issuance of the 5% notes) at a price of 102.5% of face amount plus accrued interest, and the holders of the 5% notes entered into a written Consent and Waiver and Amendment to Note Agreement pursuant to which they consented to granting a security interest in our assets to the holders of the secured notes and waived their right, arising under the 5% note documents as a result of the transaction, to redeem the balance of their 5% notes. In addition, the 5% note holders agreed to extend the maturity of the remaining $2.85 million 5% notes from October 31, 2007 to May 25, 2009, and received warrants to purchase an aggregate 163,794 shares of common stock at an exercise price of $4.35. The 5% warrants contain no price anti-dilution protection, but are subject to adjustment for certain customary corporate events. The 5% warrants expire on May 25, 2009.

Security Agreements. Our obligations under the secured notes are secured by substantially all of our assets and substantially all of the assets of certain of our subsidiaries, except as to contracts entered into by us after October 1, 2006 and all assets related thereto and all proceeds thereof. In addition, our obligations under the secured notes are guaranteed by certain of our subsidiaries.

Registration Rights. In connection with the transaction, we entered into a registration rights agreement with the holders of the secured notes, pursuant to which we agreed to file a registration statement on Form S-3 (the “registration statement”) registering for resale 120% of the common stock initially issuable upon conversion of the secured notes and 120% of the common stock initially issuable upon exercise of the secured note warrants. In addition, we are obligated to register for resale shares of common stock issuable upon exercise of the Cowen warrants and the 5% warrants, all of which are included in this registration statement. We also agreed to bear the reasonable expenses of registration, except underwriting discounts and commissions, if any. We agreed to keep the registration statements effective for specified periods.

Rights With Respect to Other Equity Issuances. Under the agreement, we have agreed that until 180 days following the effective date of the registration statement of which this prospectus is a part, we will not, directly or indirectly, offer, sell or grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of our or our subsidiaries’ equity or equity equivalent securities, including any debt, preferred stock or other instrument or security that is convertible into or exchangeable or exercisable for shares of our common stock without the prior written approval of the holders of at least 75% of the aggregate principal amount of the secured notes. In addition, until the first anniversary of the effective date of such registration statement, and provided that at least 30% of the principal face amount of the secured notes remain outstanding, holders of the secured notes have the right to purchase up to 30% of any equity or equity-linked financings, subject to certain conditions. Furthermore, if at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of our common stock, each holder will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights a holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete conversion of such holder’s secured note. These rights do not apply to certain “excluded securities,” as described below under “Anti-dilution Provisions of the Secured Notes and Secured Note Warrants and Cowen Warrants.”

Limitation on Beneficial Ownership. Holders of the secured notes and secured note warrants are subject to limitations on beneficial ownership such that no conversion of secured notes or exercise of secured note warrants or payment of any amounts due to the holders in common stock can be effected by us to the extent that such conversion or payment would result in such secured note holder owning in excess of 4.99% (the “maximum percentage”) of the common stock outstanding immediately after giving effect to such conversion or payment. Except as to one investor holding secured notes currently convertible into 1,944,444 shares and secured note warrants currently exercisable for 486,080 shares, a holder of secured notes or secured note warrants on written notice and as prescribed in the secured notes may increase or decrease the maximum percentage to any other percentage not in excess of 9.99%, provided that any such increase will not be effective until the 61st day following such notice.

Anti-dilution Provisions of the Secured Notes and Secured Note Warrants and Cowen Warrants. The principal of the secured notes is currently convertible into our common stock at a conversion price of $3.60 per share. The conversion price is subject to full ratchet anti-dilution protection for any equity issuances within three years and weighted-average anti-dilution protection thereafter, in addition to other customary adjustments events.

Under the full ratchet anti-dilution provisions contained in the secured notes, if we issue or sell, or are deemed to have issued or sold in certain circumstances, any shares of common stock or any security convertible into or exchangeable for shares of common stock, but excluding shares of common stock deemed to have been issued or sold by us in connection with any excluded security (as defined below), for a consideration price per share (the “new issuance price”) less than a price equal to the conversion price in effect immediately prior to such issue or sale (the foregoing a “dilutive issuance”), then immediately after such dilutive issuance, the conversion price then in effect shall be reduced to the new issuance price.

From and after May 25, 2009, if we enter into a dilutive issuance, the secured notes are entitled to weighted average anti-dilution protection, and the conversion price then in effect shall be reduced to an amount equal to the product of:

(A) the conversion price in effect immediately prior to such dilutive issuance, and

(B) the quotient determined by dividing –

(1) the sum of (x) the product derived by multiplying the conversion price in effect immediately prior to such dilutive issuance and the number of shares of common stock deemed outstanding immediately prior to such dilutive issuance by (y) the consideration, if any, received by the company upon such dilutive issuance, by

(2) the product derived by multiplying (x) the conversion price in effect immediately prior to such dilutive issuance by (y) the number of shares of common stock deemed outstanding immediately after such dilutive issuance, provided that in no event shall the conversion price be reduced below the par value of the common stock.

In addition, the secured note warrants and Cowen warrants provide for the same weighted average anti-dilution as the secured notes, calculated in the same manner and on the same occurrences as described above, except that the term “conversion price” shall be replaced with the term “exercise price.” Further, in the case of the secured note warrants and Cowen warrants, upon an adjustment of the exercise price as described above, the number of shares of common stock received upon exercise of the secured note warrants and Cowen warrants shall be adjusted to the number of shares of common stock determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of common stock acquirable upon exercise of the secured note warrant and Cowan warrant, as the case may be, immediately prior to such adjustment and dividing the product thereof by the exercise price resulting from such adjustment.

The anti-dilution provisions described above do not apply to certain “excluded securities,” which includes securities issued in connection with employee benefit plans, upon conversion of the secured notes or the exercise of the warrants, or the exercise or conversion of options, warrants, and convertible securities outstanding immediately prior to the closing date or pursuant to certain mergers, acquisitions, strategic business partnerships or joint ventures by the company.

5% Notes

In November 2004, we sold an aggregate $6,000,000 principal amount of our 5% notes to institutional and accredited investors in a private placement pursuant to a note agreement dated as of November 5, 2004. The 5% notes were originally due October 31, 2007. Under the note agreement, the 5% notes were convertible into our common stock at an initial conversion price equal to $5.82. The conversion price was subject to anti-dilution protection upon the occurrence of certain events. In connection with the issuance of our secured notes, and as described above, we repurchased certain of the 5% notes and entered into various agreements with the holders of the remaining $2.85 million of 5% notes outstanding, including their consent to our granting a security interest in our assets to the holders of the secured notes, waiving their right to redeem their 5% notes outstanding as of the closing date, and agreeing to extend the maturity of the 5% notes to May 25, 2009. In addition, holders of 5% notes received warrants (the 5% warrants described above), to purchase an aggregate 163,794 shares of our common stock at an exercise price of $4.35.

SELLING STOCKHOLDERS

The shares of common stock covered by this prospectus are:

•	120% of the 7,930,560 shares issuable upon conversion of our secured notes issued in a private placement on May 25, 2006 at the initial conversion price of $3.60, or 9,516,672 shares;

•	120% of the 1,982,639 shares issuable upon the exercise of the secured note warrants at the initial exercise price of $4.35, or 2,379,166 shares;

•

120% of the 247,830 shares issuable to Cowen & Co., LLC, the placement agent for the private placement of our secured notes, upon exercise of those warrants at the initial exercise prices of $4.35 as to 198,264 shares and $3.60 as to 49,566 shares, or an aggregate of 297,396 shares;

•

100% of the shares issuable upon conversion of our 5% notes originally issued in a private placement in November 2004 and amended and restated in connection with the issuance of our secured notes at a conversion price of $3.60, or 791,663 shares; and

•	100% the shares issuable upon exercise of the warrants issued to holders of our 5% notes in connection with the issuance of our secured notes at the exercise price of $4.35, or 163,794 shares.

The shares of common stock being offered by the selling stockholders consist of the shares of common stock issuable upon conversion of the notes and issuable upon exercise of the warrants. For additional information regarding the issuance of the notes and warrants, see “Private Placement of Notes and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to the transactions as described above, the selling stockholders have not had any material relationship with us within the past three years, except that Mr. Michael James, a member of our board of directors, is the Managing Director of Kuekenhof Equity Fund, L.P., a holder of 5% notes and 5% warrants.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the secured notes and the secured note warrants, the 5% notes and the 5% warrants, and the Cowen warrants issued pursuant to the transactions described above, as of July 10, 2006, assuming conversion of all notes and exercise of all warrants held by the selling stockholders on that date, after giving effect to certain limitations included in the secured notes and the secured note warrants, which are discussed below. As a result of these limitations, the beneficial ownership information for the selling stockholders in the case of the secured notes and the secured note warrants reflects the maximum number of shares that are beneficially owned by those selling stockholders after giving effect to these provisions and such beneficial ownership information does not include all of the shares that may be sold by such selling stockholders pursuant to this prospectus. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of registration rights agreements with the selling stockholders, this prospectus covers the resale of at least 120% or 100%, as indicated above, of the number of shares of common stock issuable upon conversion of the secured notes and the 5% notes and exercise of the secured note warrants, the 5% warrants and the Cowen warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of such notes and the exercise price of such warrants may be adjusted in certain circumstances, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the secured notes and the warrants issued to holders of the secured notes, a selling stockholder who is a holder of such notes or warrants may not convert such notes or exercise such warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the notes or exercise of the warrants that have not been exercised. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder(1)	Shares of Common Stock Beneficially Owned Prior to Offering(2)		Number of Shares of Common Stock Being Offered(3)	Shares of Common Stock to be Beneficially Owned After Offering (4)
	Number	Percentage		Number	Percentage
Dolphin Offshore Partners, L.P.(5)	154,454	*	175,288	0	0
Radcliffe SPC, Ltd., for and on behalf of The Class A Convertible Crossover Segregated Portfolio(6)	1,069,633	4.99	2,916,667	0	0
LBI Group, Inc.(7)	1,069,633	4.99	2,083,334	0	0
Kamunting Street Master Fund, Ltd.(8)	1,069,633	4.99	1,458,334	0	0
Tribeca Global Convertible Investments Limited(9)	868,056	4.09	1,041,667	0	0
Capital Ventures International(10)	1,069,633	4.99	1,250,000	0	0
Evolution Master Fund Ltd. SPC, Segregated Portfolio M(11)	1,069,633	4.99	1,458,334	0	0
Highbridge International LLC(12)	1,069,633	4.99	1,562,501	0	0
Connecticut Capital Associates, L.P.(13)	83,812	*	83,812	0	0
Woodrow Partners, Ltd.(14)	251,436	1.22	251,436	0	0
Manu Daftary(14)	1,603,460	7.30	167,624	1,184,400	5.5
Kuekenhof Equity Fund, L.P.(15)	454,053	2.18	167,624	286,429	1.4
Tom Juda and Nancy Juda Living Trust(16)	167,624	*	167,624	0	0
Sanders Opportunity Fund, L.P.(17)	16,012	*	16,012	0	0
Sanders Opportunity Fund (Institutional), L.P.(17)	51,038	*	51,038	0	0
Cowen & Co., LLC(18)	247,830	1.20	297,396	0	0

*	Less than 1%.
(1)

The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)

Determined in accordance with Rule 13(d)-3 of the Securities Exchange Act of 1934, as amended. Comprises shares of common stock issuable upon conversion of the principal amount of the secured notes and 5% notes and exercise of the secured note warrants, the Cowan warrants and the 5% warrants. The terms of the secured notes and the secured note warrants restrict the ability of such selling stockholders to convert the secured notes or exercise the secured note warrants to the extent that the number of shares of our common stock issuable on conversion or exercise would exceed 4.99% of our outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the secured notes or exercise of the secured note warrants that have not been converted or exercised.

(3)

The number of shares to be sold by the selling stockholder is based on 120% of the estimated number of shares of our common stock issuable to the selling stockholder upon conversion of the secured notes and exercise of the secured note warrants and Cowan warrants (assuming for purposes of such calculation that such notes and warrants were converted or exercised on the day immediately preceding the filing of the registration statement of which this prospectus is a part) and 100% of the estimated number of shares of our common stock issuable upon conversion of our 5% notes and exercise of our 5% warrants, without giving effect to the 4.99% limitation included in the secured notes and secured warrants.

(4)

We cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, however, we have assumed that all shares except those covered by this prospectus will be held by the selling stockholders after completion of this offering.

(5)

The 154,454 shares of common stock beneficially owned prior to this offering includes 104,167 shares that may be acquired upon conversion of secured notes and exercise of secured note warrants, and 50,287 shares that may be acquired upon conversion of 5% notes and exercise of 5% warrants. Peter E. Salas is the President of Dolphin Management, Inc., the Managing Partner of Dolphin Offshore Partners, L.P. and, as such, has sole voting and investment control over securities owned by the selling stockholder.

(6)

Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management, and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(7)

Lehman Brothers Inc., a registered broker-dealer, is the parent company of LBI Group, Inc. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. LBI Group, Inc. has represented to us that it is not acting as an underwriter in this offering, it purchased the securities it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares. Lehman Brothers Inc. is the parent company of this selling security holder. The address for LBI Group, Inc. is c/o Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022, Attn: Eric Salzman and Will Yelsits. .

(8)

Kamunting Street Capital Management, L.P. is Investment Manager to Kamunting Street Master Fund, Ltd. Allan Teh is Managing Member of Kamunting Street Management, LLC, the General Partner of Kamunting Street Capital Management, L.P.

(9)	In his capacity as Investment Manager, Andrew Wang holds sold voting authority over the securities. Mr.Wang personally disclaims beneficial ownership.
(10)

Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”) has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any beneficial ownership of the shares. CVI is affiliated with one or more registered broker-dealers. CVI has represented to us that it purchased the securities it is offering under this prospectus in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(11)

Evolution Capital Management, LLC, is the investment advisor to Evolution Master Fund Ltd. SPC, Segregated Portfolio M (“Evolution”). Mr. Michael Lerch, as Chief Investment Officer of Evolution Capital Management, LLC, holds voting and investment discretion of the securities being offered. Mr. Lerch disclaims beneficial ownership of such securities. Evolution has represented to us that the securities were purchased in the ordinary course of business and, at the time of purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(12)

Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Highbridge has represented to us that it purchased the securities it is offering under this prospectus in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the securities held by Highbridge International LLC.

(13)	J. Howard Coale is the general partner of Connecticut Capital Associates, L.P., and as such, has sole voting and investment control over securities owned by the selling stockholder.
(14)

Includes 167,624 shares that may be acquired by Mr. Daftary upon conversion of 5% notes and exercise of 5% warrants and 1,184,400 shares held by DG Capital Management, Inc., of which Mr. Daftary is the sole shareholder and President. The shares held by DG Capital Management, Inc. include 251,436 shares that may be acquired upon conversion of our 5% notes and exercise of our 5% warrants issued to Woodrow Partners, Ltd., a selling stockholder and an investment client of DG Capital Management, Inc. DG Capital Management, Inc., in its capacity as an investment adviser, has the sole right to vote and dispose of the shares of our common stock held in its clients’ accounts, including those securities offered under this prospectus by Woodrow Partners, Ltd. DG Capital Management, Inc. disclaims beneficial ownership of our common stock. Mr. Daftary disclaims beneficial ownership of those shares of our common stock held by DG Capital Management, Inc. for client accounts. For purposes of the fourth table, we have assumed that the 251,436 shares beneficially owned by Woodrow Partners, Ltd. that are covered by this prospectus will no longer be beneficially owned by Mr. Daftary after completion of this offering.

(15)

Kuekenhof Capital Management, LLC, is the general partner of Kuekenhof Equity Fund, L.P. Michael James, in his capacity as managing member of Kuekenhof Capital Management, has sole voting and investment authority for the shares. Of the 454,053 shares beneficially owned prior this offering, 16,968 shares are issuable upon exercise of warrants and 167,624 shares are issuable upon conversion of the 5% notes and 5% warrants and are offered by this prospectus.

(16)	Tom Juda is the trustee of the Tom Juda and Nancy Juda Living Trust, and as such, has sole voting and investment control over securities owned by the selling stockholder.
(17)

Don A. Sanders is the Chief Investment Officer of the Sanders Opportunity Fund, L.P. and the Sanders Opportunity Fund (Institutional), L.P., and as such, has sole voting and investment control over securities owned by the selling stockholders.

(18)	Cowen and Company, LLC is a member of the NASD. Cowen acted as exclusive place agent for the Company’s $28.55 million offering of secured notes and secured note warrants.

The selling stockholders have not held any position or office with, or have otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that the selling stockholder below has the relationships described below:

•

Michael James, who has sole voting and investment control over the shares held by Kuekenhof Equity Fund, L.P., was elected to our board of directors at our annual meeting of stockholders held on July 6, 2006.

DESCRIPTION OF CAPITAL STOCK

General

As of July 10, 2006, Nestor, Inc. had 60,000,000 shares of authorized capital stock. Those shares consisted of:

•	50,000,000 shares of common stock, of which 20,365,916 shares were issued and outstanding; and
•	10,000,000 shares of preferred stock, of which 3,000,000 shares were designated Series B Convertible Preferred Stock, of which 180,000 shares were issued and outstanding.

Description of Nestor Common Stock

Dividends. The owners of Nestor common stock may receive dividends when declared by the board of directors out of funds legally available for the payment of dividends. Nestor has no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future.

Voting Rights. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights.

Liquidation Rights. If Nestor liquidates, dissolves or winds-up its business, whether voluntarily or not, Nestor's common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

Preemptive Rights. The common stock has no preemptive or similar rights.

Listing. Nestor's common stock is traded on the Nasdaq Global Market under the symbol "NEST."

Description of Series B Convertible Preferred Stock

Conversion. Each share of Series B Convertible Stock is convertible, at the option of the holder, into one-tenth of a fully paid and non-assessable share of Nestor common stock.

Rank. The Series B Convertible Preferred Stock ranks, as to dividend rights, on a parity with the Nestor common stock, on an as-converted basis. Each share of Series B Convertible Preferred Stock ranks, as to rights on liquidation, winding-up or dissolution, senior to Nestor common stock.

Liquidation Preference. Each share of Series B Convertible Preferred Stock has the right to receive upon a liquidation, winding-up or dissolution of Nestor, whether voluntary or involuntary, $1.00 per share before any distribution is made to the holders of Nestor common stock or on any other class of stock ranking junior to the Series B Convertible Preferred Stock.

Dividends. Holders of Series B Convertible Preferred Stock shall be entitled to receive, when and as declared by the board of directors, dividends (or other distributions) equal to the amount of dividends (or other distributions) declared and paid on the number of shares of Nestor common stock into which such Series B Convertible Preferred Stock may be converted.

Voting Rights. Holders of Series B Convertible Preferred Stock have the same voting rights as the holders of Nestor common stock on an as-converted basis.

Delaware Law And Certain Charter And By-Law Provisions

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is (i) a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or (ii) an affiliate or associate of Nestor who was the owner, together with affiliates and associates, of 15% or more of our outstanding voting stock at any time within the 3-year period prior to the date for determining whether such person is "interested".

Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation and By-laws contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants and conversion of convertible securities, in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

As of July 10, 2006, 20,365,916 shares of our common stock were outstanding. Of these shares, 9,308,490 were freely transferable without restriction under the Securities Act, unless held by our “affiliates” as that term is used in the Securities Act and the rules and regulations promulgated thereunder. The remaining 11,057,426 shares of common stock held by existing stockholders are restricted shares. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 promulgated under the Securities Act, which rules are summarized below Of those restricted shares, 9,836,430 shares are held by Silver Star Partners I, LLC, our affiliate, which has the right to require us to register those shares for resale. The remaining 1,220,996 restricted shares are held by other stockholders who received the shares in private placements. We are obligated to register the resale of those shares and we have filed a registration statement with the SEC for the resale of those 1,220,996 shares and for the resale of 220,589 of the restricted shares held by Silver Star Partners I. When that registration statement is declared effective, those 1,441,585 shares can be resold pursuant to the registration statement. When resold pursuant to the registration statement, those shares will be freely transferable. An additional 18,000 shares will be issued upon the conversion of our outstanding preferred stock, which may occur at any time at the holder’s option. The shares that would be issued upon the conversion of our outstanding preferred stock would be freely tradable in the public market. As of July 10, 2006, we have issued and outstanding warrants and options to purchase up to approximately 5,697,479 shares of our common stock and debt convertible into approximately 8,722,223 shares of our common stock.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding, which on July 10, 2006 was 20,365,916 shares, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain “manner of sale” provisions and notice requirements and to the requirement that current public information about the issuer be available. Under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the secured notes and the 5% notes and the shares of common stock issuable upon exercise of the secured note warrants, the 5% warrants and the Cowen warrants to permit the resale of these shares of common stock by the holders of such notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $21,500 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Benjamin M. Alexander, Vice President, General Counsel and Secretary of Nestor. Mr. Alexander owns options to purchase 135,000 shares of Nestor’s common stock at an exercise price of $5.95 per share, of which 25,000 are vested.

EXPERTS

Carlin, Charron & Rosen LLP, independent auditors, have audited our consolidated financial statements at December 31, 2005, 2004 and 2003, and for the years then ended, as set forth in their report thereon. Our financial statements at December 31, 2005 and December 31, 2004 and for each of the years in the three year period ended December 31, 2005 are incorporated by reference in this prospectus and elsewhere in the registration statement in reliance on their reports given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20459. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

The following documents filed by Nestor with the SEC are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on April 14, 2006.
•	Our Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2005, as filed with the SEC on April 28, 2006.
•	Our Amendment No. 2 to Annual Report on Form 10-K/A for the year ended December 31, 2005, as filed with the SEC on June 14, 2006.
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 15, 2006.
•	Our Current Report on Form 8-K, as filed with the SEC on January 4, 2006.
•	Our Current Report on Form 8-K, as filed with the SEC on January 10, 2006.
•	Our Current Report on Form 8-K, as filed with the SEC on February 1, 2006.

•	Our Current Report on Form 8-K, as filed with the SEC on March 8, 2006.
•	Our Current Report on Form 8-K, as filed with the SEC on May 5, 2006.
•	Our Current Report on Form 8-K, as filed with the SEC on May 26, 2006.
•	Our Current Report on Form 8-K, as filed with the SEC on May 30, 2006.
•	Our Current Report on Form 8-K, as filed with the SEC on July 10, 2006.
•	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and
•

The description of the securities contained in our registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Upon request, we will provide you, at no cost to you, a copy of any or all of the information that has been incorporated by reference in this prospectus. Requests may be made by email (investor@nestor.com) or telephone or by writing to:

Nestor, Inc.

42 Oriental Street

Providence, Rhode Island 02908

Attention: Nigel P. Hebborn

(401) 274-5658

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Nestor (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission	$4,466.94
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$2,000.00
Total Expenses	$21,466.94

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Nestor has included such a provision in its Amended and Restated Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article SIXTH of Nestor, Inc.’s Amended and Restated Certificate of Incorporation provides that Nestor shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person who may be indemnified by Nestor pursuant thereto.

Article NINTH of Nestor, Inc.’s Amended and Restated Certificate of Incorporation provides that no director of Nestor shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or an amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit and further provides that neither the amendment nor repeal of Article NINTH, nor the adoption of any provision of the certificate of incorporation inconsistent with Article NINTH, shall eliminate or reduce the effect of Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for Article NINTH would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article VII of Nestor, Inc.’s Amended By-Laws provide that Nestor shall (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Nestor to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Nestor or is or was serving at the request of Nestor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, and (b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Nestor), by reason of the fact that he is or was a director or officer of Nestor, or served at the request of Nestor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, in each case to the fullest extent permissible under subsections (a) through (e) of Section 145 of the General Corporation Law of the State of Delaware or the indemnification provisions of any successor statute. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such person may be entitled, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Nestor has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits

The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement on Form S-3.

Item 17. Undertakings.

Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

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(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2)           That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i). Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii). Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on July 14, 2006.

NESTOR, INC.

By:	/s/William B. Danzell
William B. Danzell
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Nestor, Inc., hereby severally constitute and appoint William B. Danzell and Nigel P. Hebborn and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Nestor, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/William B. Danzell William B. Danzell	President, Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2006
/s/Nigel P. Hebborn Nigel P. Hebborn	Treasurer and Chief Financial Officer (Principal Financial Officer)	July 14, 2006
/s/Teodor Klowan, Jr. Teodor Klowan, Jr.	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	July 14, 2006
/s/George L. Ball George L. Ball	Director	July 14, 2006
/s/Albert H. Cox, Jr. Albert H. Cox, Jr.	Director	July 14, 2006
/s/Clarence A. Davis Clarence A. Davis	Director	July 14, 2006

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/s/Michael C. James Michael C. James	Director	July 14, 2006
/s/David N. Jordan David N. Jordan	Director	July 14, 2006
/s/Nina R. Mitchell Nina R. Mitchell	Director	July 14, 2006
/s/Thodore Petroulas Thodore Petroulas	Director	July 14, 2006
/s/Daryl Silzer Daryl Silzer	Director	July 14, 2006

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EXHIBIT INDEX

Exhibit No.	Description of Exhibits
3.1	Restated Certificate of Incorporation
4.01

Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-2 (File No. 333-108432), filed September 2, 2003, is hereby incorporated herein by reference.

5.01	Opinion of Benjamin M. Alexander, Esq.
23.01	Consent of Carlin, Charron & Rosen LLP dated July 14, 2006.
23.02	Consent of Benjamin M. Alexander, Esq., included in Exhibit 5.01
24.01	Power of Attorney (See page II-v of this Registration Statement)

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